Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact: Donna Pullen, 803-765-4558

South State Bank becomes Regional Bank Brand

Five Southeastern Bank Brands to Come Together as South State Bank

COLUMBIA, S.C. — February 17, 2014: First Financial Holdings, Inc. (NASDAQ: SCBT) announced today its plan to join five brands under one unified name — South State Bank.

The holding company name will also be changed to South State Corporation, subject to obtaining shareholder approval for the name change at the 2014 annual shareholder meeting to be held in April.

The company operates today in SC, NC and GA under the brands: First Federal, North Carolina Bank and Trust (NCBT), Community Bank & Trust (CBT), The Savannah Bank, and South Carolina Bank and Trust (SCBT). All of these bank divisions will operate as South State Bank when they transition to the new name this summer.

“This is a great next step for our company. Our new name reflects the strength and stability we’ve had for years and clearly positions us to continue building the best regional bank in the Southeast,” said Robert R. Hill, Jr., CEO. “We have combined a number of great banks into one strong, relationship driven regional bank. While our name is changing, our approach to relationship banking and exceptional service levels will remain the same. The new name will provide greater convenience and increased access for our customers.”

Once all bank divisions begin operating under one name and on one system later this summer, customers will be able to do their banking at any location throughout the three-state network. With 138 branches currently, the combination of these bank brands will create a unified $7.9 billion bank that is the largest publicly traded bank headquartered in South Carolina and one of the largest headquartered in the Southeast.

Employees from each bank division gathered today for a celebration in Columbia, where they were first to learn about the new brand and the vision for a more integrated organization going forward.

Customers will receive communication throughout the rebranding process as the bank prepares for the name change. On June 30, 2014, SCBT, CBT, NCBT and The Savannah Bank will change their names to South State Bank. First Federal will undergo a system conversion and name change on July 21, 2014.

First Financial Holdings, Inc.

First Financial Holdings, Inc., (NASDAQ: SCBT) Columbia, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The Company consists of SCBT, the Bank and the following divisions: NCBT, Community Bank & Trust, The Savannah Bank, and First Federal. The Bank also operates Minis & Co., Inc. and First Southeast 401k Fiduciaries, both registered investment advisors; and First Southeast Investor Services, a wholly owned broker dealer. Providing financial services for over 80 years, First Financial Holdings, Inc. operates 138 locations in 19 South Carolina counties, 12 Georgia counties and 4 North Carolina counties. First Financial Holdings, Inc. has assets of approximately $7.9 billion and its stock is traded under the symbol SCBT in the NASDAQ Global Select Market. Please visit www.SCBTonline.com for more information.

Important Additional Information

First Financial Holdings, Inc. (the “Company”) will prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant documents for the Company’s shareholders concerning, among other things, the holding company’s proposed name change.  The Company’s shareholders are urged to read the proxy materials regarding the proposed name change as they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because these will contain important information.  You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about the Company, at the SEC’s internet site (http://www.sec.gov).  The documents can also be obtained, without charge, by directing a written request to: First Financial Holdings, Inc., 520 Gervais Street, Columbia, South Carolina 29201, Attention: Corporate Secretary.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the proposed holding company name change.  Information about the directors and executive officers of the Company and their ownership of the Company’s common stock is set forth in the Company’s most recent proxy statement filed with the SEC and available at the SEC’s internet site and from the Company at the address set forth in the preceding paragraph.  Additional information regarding the interests of these participants regarding, among other things, the proposed holding company name change may be obtained by reading the 2014 annual shareholder meeting proxy statement when it becomes available.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934. Forward looking statements generally include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions. The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties, include, among others, (1) potential diminution of brand name awareness or customer confusion, (2) potential inability to obtain shareholder approval of the proposed holding company name change, (3) operational risks and expenses associated with a name change, and (4) other factors disclosed in Company’s Annual Report on Form 10-K filed March 4, 2013 or in its subsequent filings with the Securities and Exchange Commission, any of which could cause actual results to differ materially from future results expressed or implied by such forward looking statements.

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